Exhibit 10.27

February 14, 2019

To: Bjorn Thaler

Dear Bjorn,

Congratulations! We are thrilled to offer you a position as Chief Financial Officer at 1Life HealthCare, Inc. (the company behind the One Medical brand). My colleagues and I are confident you will flourish here, and know you’ll help advance our shared mission of transforming healthcare.

This is a full-time position based in San Francisco, reporting to Amir Dan Rubin, Chief Executive Officer.

Your anticipated start date will be April 1, 2019. In this position, you will receive an annualized gross Base Salary of $400,000 (“Base Salary”) payable in accordance with our normal payroll policies. You will be eligible to participate in the Annual Incentive Plan applicable to the Senior Leadership Team for 2019. Your target bonus opportunity is 65% of your Base Salary subject to proration based on your start date. The annual incentive payment will be made in cash by March 15 of the subsequent calendar year and is subject to the terms of the Annual Incentive Plan. Note: This position is exempt from overtime pay.

Subject to approval of the Company’s Board of Directors at the next regularly scheduled Board meeting following your start date, you will be granted an option to purchase 500,000 shares of the Company’s common stock, at an exercise price per share equal to the fair market value per share of the Company’s common stock on the date the Board of Directors approves such option grant (the “Initial Option”). The Initial Option will be subject to the terms and conditions applicable to options granted under the 2017 Stock Incentive Plan (“Plan”) as described in the Plan and the applicable stock option agreement. Your option shares will vest based upon your continued employment, and in accordance with the terms and conditions of the Plan and related documents, with 25% of the option shares vesting one year from your start date and 1/48th of the option shares vesting monthly thereafter for a total vesting term of 4 years.

You will also receive a one-time sign-on bonus of $50,000, less usual withholdings, payable in the pay period following your first 30 days of employment. In the unlikely event that you voluntarily terminate your employment with 1Life without Good Reason or are terminated with Cause, in each case within 12 months of your hire date, the following repayment schedule will apply: full repayment of the sign-on bonus amount (net of taxes) if your separation occurs within the first six months of your hire date, and on a prorated basis if it occurs in the following six months of your first year. Your signature will also be needed on the attached sign-on bonus agreement (Appendix A).

We will reimburse you for the legal expenses associated with reviewing the terms of this offer letter up to a maximum of $10,000 upon submission of documentation reflecting your payment of legal fees.

In addition, as a full-time employee, you will be eligible for a benefits package that includes health, dental and vision coverage as well as a 401k plan, PTO and holidays. The HR team will provide information regarding these benefits to you separately. Participation in these benefit plans and programs will be in accordance with the terms and conditions of those plans/programs, which are subject to change from time to time.

For the purposes of clarity, please note the additional important terms and conditions below.

•

This offer and your continued employment is conditioned upon your accurate and truthful completion of our employment application, successful background and reference checks, satisfactory proof of your eligibility to legally work within the U.S. and your agreement to our standard form of Employee Confidential Information and Inventions Assignment Agreement (“CIIA”) and Mutual Agreement to Arbitrate Claims (“MAAC”).

•

You represent that (i) you have disclosed to us all agreements or other obligations to prior employers or clients that contain restrictive covenants applicable to you, (ii) you will comply with all terms of such restrictive covenants and (iii) such restrictive covenants will not interfere or conflict with your ability to be employed by the Company or perform the services for which you are being hired. Notwithstanding the foregoing or anything to the contrary in this letter, in the event of a breach of a restrictive covenant relating to your ability to work for a competitor of a prior employer, the Company will not withdraw its offer, pursue any remedy or seek damages against you in a litigation or similar proceeding.

•

You understand that you must meet all of these conditions (including answering questions honestly and completely in the employment application process); otherwise, the Company has the right to revoke this offer of employment or to terminate its employment relationship with you.

•

You acknowledge that your employment with us is for no specified period and constitutes “at will” employment, meaning either you or the Company can terminate your employment relationship at any time, subject to Appendix B. Although the Company may change the terms and conditions of your employment from time to time (including, but not limited to, changes in your position, compensation and/or benefits), subject to Appendix B, the at-will nature of the employment relationship will remain unchanged.

•

Notwithstanding the prior bullet, in the event either your employment is terminated without Cause (as defined in Appendix B) or this offer of employment is revoked prior to your start date without Cause, you will be entitled to the severance benefits outlined in Appendix B.

As you know, we are committed to hiring individuals like you who have the desire, creativity, and energy to develop great and innovative solutions for the people we serve, both internally and externally. Please join us in our mission by signing and dating below. Once signed, this offer letter, any equity agreements between you and the Company, the CIIA, and the MAAC will constitute the complete agreement between you and the Company regarding your employment, and will supersede all prior agreements or understandings related to your employment. This offer shall remain in effect for five business days. We look forward to you joining our exceptional team!

Sincerely,

Christine Morehead
Chief People Officer

Agreed to and accepted by:

/s/ Bjorn B. Thaler	2/17/2019
Acceptance Signature	Date

Appendix A

Sign-on Bonus Repayment Terms

I understand and agree that all Sign-on Bonus payments made to me in connection with employment by 1Life are not earned until I have completed one year of employment.

In the event of voluntary termination of my employment without Good Reason or termination for Cause prior to the first day of the seventh month following my hire date, I agree to pay back 100% of all Sign-On Bonus payments that I have received from 1Life. In the event of voluntary termination of my employment on or after the six month anniversary of my hire date, I will repay 1Life one-twelfth of all Sign-On Bonus payments which I have received from 1Life times the number of months remaining until the first anniversary of my hire date.

I authorize 1Life to withhold any repayment amounts due as described above from my final paycheck to the full extent permitted by law. I agree to pay the balance in full, if any, to 1Life within 30 days of my termination date.

In the event of involuntary termination of my employment 1Life without Cause, no repayment will be required.

/s/ Bjorn B. Thaler
Employee’s Signature

Bjorn Thaler
Print Name

2/17/2019
Date

Appendix B

Termination of Employment; Severance.

1.1 At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

1.2 Termination Without Cause/ Termination for Good Reason

(i) Your employment may be terminated by the Company at any time without Cause (as defined below) or by you for Good Reason (as defined below).

(ii) In the event your employment with the Company is terminated by the Company without Cause, or in the event you terminate your employment for Good Reason, the Company shall pay you a lump sum severance of the equivalent of 12 months of your Base Salary contingent on compliance with the conditions set forth in paragraph 2 below (and for the avoidance of doubt, you will not be required to repay any of the Sign-On Bonus).

1.3 Termination for Cause; Voluntary Resignation, Death or Disability.

(i) The Company may terminate your employment with the Company at any time for Cause. Your employment with the Company may also be terminated due to your death or disability. Additionally, you are free to voluntarily resign your employment at any time.

(ii) If you voluntarily resign, or the Company terminates your employment for Cause, or upon your death or disability, then (a) you will no longer vest in any stock options granted to you and previously vested options shall be governed by the terms of the applicable agreements and stock plan, (b) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (c) you will not be entitled to any severance benefits. In addition, you shall be deemed to have resigned from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

(iii) For purposes of this Appendix B, “Cause” for termination of your employment will mean: (a) commission of any felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (b) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (c) intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company; (d) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (e) failure to meet the conditions of this offer letter in any material respect (including answering questions honestly and completely in the employment application process) or (f) gross misconduct in connection with the Company or its business.

(iv) For purposes of this Appendix B, “Good Reason” for termination of your employment will mean (a) material diminution in your duties, offices, title or authority (b) the Board fails to approve the Initial Option as described on page 1 of this letter, and (c) other material breach of this Agreement or any other obligation the Company has to you. In order for any of the foregoing to constitute “Good Reason”, you will first provide written notice to the Company within 30 days of the occurrence of such event, and allow a reasonable period of no more than 30 days for the Company to cure such event.

2. Conditions to Receipt of Severance Benefits. Your receipt of the severance benefits described in Section 1.2 is contingent upon you signing and not revoking a release of claims substantially in the form attached hereto (the “Release Agreement”). No severance benefits will be paid or provided until the Release Agreement becomes effective.

{{Date}}

{{Name of Employee}}

{{Address}}

Re: Confidential Separation Agreement and Release

Dear {{First Name}},

This letter (the “Agreement”) will confirm the terms of your separation from 1Life Healthcare and affiliated company One Medical Group (collectively the “Company”). Your employment is currently scheduled to end as of {{Last Date of Employment}} (“Active Employment End Date”).

In accordance with the terms of your offer letter, and in exchange for you signing this Release Letter Agreement (“Release”), the Company is willing to provide you with the following:

1)	Continued employment through {{Last Date of Employment} ;

2)	Lump sum payment of ${{Amount of Severance}} representing {{# of weeks}} weeks of your current base pay. Applicable federal, state, and local payroll taxes will be deducted from this payment; and

The lump sum payments specified above will be delivered to you within 15 days of receipt by One Medical of this executed Agreement (to be signed by you either on or within 10 days of your Active Employment End Date).

The Company and you further agree as follows:

1.

Release of Claims. You do hereby – for yourself and for your spouse, heirs, legatees, executors, administrators, successors, attorneys, assigns and personal representatives – release, acquit, remise, and forever discharge the Company and all its current and former shareholders, owners, directors, officers, partners, managing agents, employees, attorneys, representatives, insurers, agents, subsidiaries, affiliates, divisions, predecessors, successors, assigns and employee benefit plans and such plans’ administrators, fiduciaries, trustees, record keepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Released Parties”), from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, demands, and benefits (including attorneys’ fees and costs actually incurred), of whatever character, in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, of any kind or nature whatsoever, now existing or arising in the future, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date you sign this Release, including but not limited to any claims or causes of action arising out of or in any way relating to your employment with the Company and/or your termination.

You agree that this release of claims includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the pay promised in the second full paragraph above); claims for wrongful termination, public policy violations, defamation, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination; and claims based on any state or federal laws, statutes, regulations or ordinances. It is expressly understood by you that among the various rights and claims being waived by you in this release are those arising under the Age Discrimination in Employment Act (ADEA) of 1967 (29 U.S.C. § 621, et seq.), as amended.

For the purpose of implementing a full and complete release, you expressly acknowledge that the releases given in this Release are intended to include in their effect, without limitation, claims that you did not know or suspect at the time of execution hereof, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that this Release is also for the release of those claims and contemplates the extinguishment of any such unknown claims, specifically, you waive any rights you may have under California Civil Code, Section 1542, or other similar statutes. Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

You expressly waive and release any right to benefits that you may have under California Civil Code § 1542 to the fullest extent you may do so lawfully. You further acknowledge that you may later discover facts different from or in addition to those facts now known to you or believed by you to be true with respect to any or all of the matters covered by this Release, and you agree that this Release nevertheless shall remain in full and complete force and effect. You further agree that you will not initiate any suit or action based on any of the released claims before any federal, state or local judicial forum with respect to any matter arising out of or connected to your employment with the Company or the termination of that employment, except for any suit brought to enforce the terms of this Release.

2.	Exclusions from Release. Your release does not include the following claims which, if any, shall survive the effectiveness of this Release:

(a)

unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; the Company agrees to not contest your application for unemployment compensation benefits;

(b)	any benefit entitlements that are vested as of the date your employment is terminated pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA;”

(c)	your rights as a shareholder and/or your rights to vested equity awards of the Company;

(d)	your rights to indemnification under the by laws and any other agreement with the Company, and

(e)

any other claim, right or entitlement that, by applicable law, is not waivable, including the U.S. Equal Employment Opportunity Com-mission’s (“EEOC”) rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the ADEA, as amended, or any other applicable law. Nothing in this Release shall be construed as a basis for interfering with your protected right to file a charge with, or participate in an investigation or proceeding conducted by the EEOC, or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation on your behalf, you specifically waive and release your right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation.

3.

Acknowledgments. You acknowledge that, other than the amounts that are expressly set forth herein to be paid in accordance with this Release, you have received timely payment in full for all compensation (of any sort, including, but not limited to, wages, bonuses, incentive compensation, stock options and PTO) earned by you during your employment with the Company, and for all reimbursement of expenses (of any sort) incurred by you during your employment with the Company and for which reimbursement would be required.

Nothing in this document is intended to affect your rights with respect to any options that may vest prior to your Active Employment End Date (i.e., any vested options will survive past that date and will continue to be subject to the terms of the stock option incentive plan and applicable grant agreements).

4.

Return of Property/Confidential Information. Except for items you are permitted to retain by express provision of this Agreement, you represent that you have returned or agree that you will return to the Company on or before the termination of your active employment, any and all Company property in your possession or control, including, but not limited to, company car, all keys, credit cards, computers, and other personal items or equipment provided to you by the Company for use during your employment, together with all written or recorded materials, documents, computer discs, plans, records, notes, files, drawing or papers, and any copies thereof, relating to the affairs of the Company, including in particular all records, storage discs, print outs, software, and data compilations relating to the Company’s information systems. You agree that you will promptly return to the Company any documents and photographs (and copies thereof), in whatever form (including electronic) containing any confidential or proprietary information.

5.

Confidential/Proprietary Information: You acknowledge and reaffirm your continuing obligations under your Confidential Information and Inventions Assignment Agreement which you signed at the beginning of your employment with the Company.

6.

Other Obligations. You agree that you hereby resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

7.

No Admission. This Agreement shall not in any way be construed as an admission by the parties that either has acted wrongfully with respect to the other or any other person, or that either has any rights whatsoever against the other.

8.

Review and Revocation Period. You acknowledge that you have a period of twenty-one (21) days to consider the terms of this Release before signing it, though you may knowingly and voluntarily choose to accept the terms of this Release before the twenty-one (21) day consideration period. You may revoke this Release by notifying the Company in writing within seven (7) days of your execution of this Release. Such revocation must be done in writing and delivered to Danny Briskin, 130 Sutter Street, 4th Floor, San Francisco, CA 94104, before the end of the seventh (7th) day.

You further acknowledge and agree that you:

(a)	have had a sufficient period of time to consider this Release and that you have carefully read and fully understand all of the provisions of this Release;

(b)	knowingly and voluntarily agree to all of the terms set forth in this Release;

(c)	knowingly and voluntarily intend to be legally bound by the same; and

(d)	have been advised by the Company to consult, and acknowledge that you have consulted, with an attorney before executing this Release, or you have knowingly and voluntarily chosen not to do so.

9.	Choice of Law. The rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the laws of the state of California.

10.

Entire Agreement. This Release constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the par-ties hereto, concerning the subject matter hereof, except as set forth herein. This Release may not be amended or modified.

11.	Severability. If any provision of this Release is held to be invalid, the remainder of this Release shall nevertheless remain in full force and effect in all other circumstances.

12.

Binding Effect. This Release is binding upon and shall inure to the benefit of the parties hereto, their heirs, assignees and successors in interest (including successors in any reorganization or merger with any other entity).

13.

No Waiver. The failure to enforce at any time any of the provisions of this Release, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such pro-visions or to affect either the validity of this Release or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Release.

14.

Effective Date. This Agreement shall become effective seven (7) days after you execute it below (Effective Date), unless it is earlier revoked by you pursuant to the provisions set forth in paragraph 7 above.

15.

Re-execution: You agree to re-execute this letter in the form attached as Exhibit A within 10 days of your Active Employment End Date and receipt of the transition benefits are contingent upon such execution.

If the above is acceptable to you, please sign, date and return the enclosed copy of this Release Letter Agreement.

Sincerely,

/s/

Danny Briskin

V.P., HR

I acknowledge that I have carefully read the Agreement, understand the meaning and intent thereof, and voluntarily agree to its terms.

Dated:
{{Name of Employee}}

Exhibit A

By re-signing this Agreement on or within 10 days following my Active Employment End Date, I hereby extend the release of claims set forth in Paragraph 1 above so as to include any and all such claims that exist or arise at any time up to and including the date on which I re-sign this Agreement below. I hereby acknowledge and agree that I have been paid in full all wages (including, without limitation, base salary, bonuses, and vacation/paid time off) and benefits that I earned during my employment with the Company.

Dated: